Macquarie Infrastructure Company LLC

125 W. 55th Street
New York, NY 10019
USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

•  Operating Units Generate Increased Cash Versus 2007
•  Conserves Cash to Reduce Leverage
•  Dividend Reduced to $0.20 per Share
•  Airport Services Outperforms Industry Trends Despite Fuel Sales Decline
•  Manager to Reinvest Fees in Stock

New York, NY - November 6, 2008 - Macquarie Infrastructure Company (NYSE: MIC), a market leader in the ownership and operation of U.S. infrastructure businesses, today reported its third quarter and year to date financial results.

Financial Highlights

MIC’s businesses generated estimated Cash Available for Distribution (“CAD”) of $29.0 million or $0.645 per share in the third quarter. CAD for the comparable quarter in 2007 was $27.1 million, or $0.60 per share. For the nine month period, CAD increased 12% to $89.0 million from $79.4 million over the comparable period in 2007. The Company believes that CAD, a non-GAAP measure, provides additional insight into its operating performance and generation of cashflow.

The Company’s consolidated gross profit increased 9% in the third quarter to $103.0 million from $94.2 million in the third quarter of 2007. Through nine months consolidated gross profit increased 32% on contributions from businesses acquired in 2007. Gross profit, or revenue less costs of goods sold/sales, removes the volatility in revenue associated with expenses that are typically paid by customers of infrastructure businesses.

Conservation of Cash, Reduction of Leverage

The Company continued to perform well in spite of the challenging business environment. Its operating entities generated an expected level of cash that would normally have been distributed to shareholders. In light of the unprecedented disruption in the economy, however, MIC’s management and board believe it is prudent to build and preserve cash resources until market conditions clarify. MIC’s board has therefore authorized the payment of a reduced cash dividend of $0.20 per share for the third quarter.

The Company will retain approximately $20.0 million as a result of reducing its quarterly distribution. The retained cash provides MIC with the flexibility to pay down debt or provide its businesses with a buffer against further economic slowdown. Retaining cash now and in the future would create substantial resources with which to reduce leverage in the Company if necessary.

“With liquidity at a premium and additional credit potentially difficult to obtain, it makes sense that MIC have a higher than normal level of reserves on hand” said Peter Stokes, Chief Executive Officer of Macquarie Infrastructure Company. “We will continually review our current and expected needs and opportunities, balancing these carefully against the value to investors of maintaining a steady distribution” he added.

Airport Services Outperforms Industry

MIC’s largest business, airport services, reported year over year growth in gross profit and EBITDA driven by acquisitions concluded in 2007 and 2008. The business outperformed general aviation industry trends as a whole on a relative basis. Through the first nine months of 2008 compared to 2007, general aviation flight movements declined by less than 6% at airports at which the business operates. General aviation flight movements at airports nationwide have declined by 9% or more during the same period according to industry analysts.

In spite of the economic slowdown and an overall reduction in general aviation activity the airport services business has experienced a less than 4% decline in the volume of general aviation jet fuel sold over the same period.

Management Fees in Stock

The Company’s manager, Macquarie Infrastructure Management (USA) (“MIMUSA”), has offered to reinvest its base management fees for the third quarter in additional shares of MIC. Consistent with its efforts to maintain a strong cash position, the Company’s independent directors have accepted the manager's offer. MIMUSA has indicated that it intends to reinvest quarterly base fees in stock potentially through the quarter ending December 31, 2011, although it has no obligation to do so. The decision will result in the Company retaining an additional $2.7 million of cash for the third quarter.

“The payment of base management fees in stock will not only preserve cash for MIC, but clearly emphasizes the alignment of interests between our manager and shareholders,” noted Stokes.

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

The Company believes that it can provide better insight into its ability generate cash by making certain adjustments to its “as reported” results. Financial results under Generally Accepted Accounting Principles (“GAAP”) alone do not reflect all of the items that management considers in estimating available cash.

The table below summarizes MIC’s estimated cash available for distribution, beginning with cash from operations and adjusted for certain dividend income and cash expenditures for the quarter and year to date ended September 30.

	Q308	YTD (9/30)
	$M	$M

Cash From Operations	26.5	75.1
Working Capital Adjustments	2.6	7.0
Integration expenses	0.4	2.4
Restricted cash release (TGC)	-	1.3
Acquisition costs	(1.4)	(1.6)

Return on Investment in unconsolidated business	3.0	10.4

Purchase of Property, equipment and land	(12.6)	(52.6)
Accrued Capex	(0.9)	(1.2)
Funding of Parking's acquisition of land	-	13.5
Debt Financing	9.5	28.6
Release of reserves	2.6	7.3

Lease & Debt Paydowns, Minority Interests & Other	(0.6)	(1.1)

Cash Available for Distribution	29.0	89.0

MIC’s consolidated cash from operations decreased to $26.5 million in the quarter from $27.1 million in the third quarter of 2007. Year to date cash from operating activities decreased by 5.7% to $75.1 million from $79.6 million in the first nine months of 2007. Cash from operating activities is the starting point for determining estimated CAD.

Cash from operating activities year to date included a $7.0 million increase in net working capital and increased interest payments on higher debt balances. Working capital increased as a result of higher accounts receivable stemming from higher fuel prices, not an aging of receivables, and by the accrual of base management fees payable to MIC’s manager that will be settled in stock. CAD is increased by the $7.0 million change in working capital since working capital effects are believed to be temporary.

In 2008, a larger portion of the $7.0 million quarterly dividend from the bulk liquid storage terminal business has been recorded in cash from operations compared to cash from investing in 2007. This is a result of the bulk liquid storage terminal business having generated a larger net income in 2008.

Year to date cash from operations is adjusted to include $2.4 million of pre-funded (equity) integration expenses incurred in connection with acquisitions concluded by the airport services business in 2007. Cash from operations is also adjusted to include $1.3 million of cash from an escrow established by the seller as a part of the acquisition of the gas production and distribution business in 2006. Reimbursed acquisition costs, recognized in cash from operations, have been subtracted in order to neutralize their impact on CAD.

Estimated CAD for nine months includes a net $4.9 million in cash from investing and financing activities. The addition includes the $10.4 million portion of the dividend from the bulk liquid storage terminal business that is recorded in cash from investing activities, and subtracts primarily net cash capital expenditures of $4.4 million and capital lease pay downs of $1.6 million. Year to date, $7.3 million of debt service reserve releases have been applied to maintenance capital expenditures.

OPERATING BUSINESSES

MIC reports EBITDA and contribution margin, both non-GAAP financial measures, as it considers them to be important indicators of overall performance. The Company believes that EBITDA, net of non-cash and non-recurring items, also provides insight into the performance of its operating companies and their ability to generate cash. The reporting of contribution margin by the gas production and distribution business provides additional insight into the performance of that business excluding changes in fuel prices that typically are recovered in revenue. The attached tables provide a reconciliation of EBITDA to net income, and contribution margin to revenue.

Airport Services - Performance and Outlook

Quarterly gross profit generated by the Company’s airport services business increased 11% compared to the third quarter of 2007 to $82.0 million. The increase reflects the contribution from sites acquired in 2007 and 2008. Gross profit excluding the acquisitions made during the prior 12 months decreased 10% compared with the prior comparable quarter.

At existing sites the volume of general aviation jet fuel sold during the quarter declined 6% versus the third quarter in 2007. Management attributes the decrease in volumes to a reduction in the level of business activity related to the overall slowing of the economy, particularly in the third quarter. Average fuel margins declined as well reflecting an increase in the proportion of fuel sales to base tenants who typically have agreements to buy fuel at a discount compared to transient aircraft. Growth in non-fuel revenue, including hangar rental income and ramp fees, partially offset the decline in fuel volume and margin.

General aviation jet aircraft flight movements at the business’ 68 airports decreased 5.6% during the first nine months of 2008 compared to 2007. As a result fuel sales, the primary source of gross profit in the airport services business, declined as well. The reduction in the number of flight movements has been more pronounced among smaller jets. Smaller jets consume less fuel per plane, on average, and the impact of fewer flight movements on fuel volume has been less than the reduction in total activity. Year to date the volume of general aviation jet fuel sold at existing sites declined by less than 4%.

Management of the business has offset some of the decline in gross profit with effective expense management and rationalization of the pricing of non-fuel services. $1.8 million per month of expenses has been eliminated compared to April 2008 (April was the first month of the year in which no de-icing expenses were recorded). A portion of the expense reductions have been achieved in connection with the integration of sites acquired during the past year.

EBITDA for the quarter grew 4% over the third quarter in 2007 to $31.4 million. EBITDA generated by existing locations decreased 14%. Excluding non-cash losses on changes in the value of derivative instruments in the third quarters of 2007 and 2008, EBITDA would have declined by 17% at existing locations and been flat for all locations. Note that the EBITDA decline does not fully reflect the benefit of the expenses reductions noted above as they were achieved largely at the end of the quarter.

For the nine month period ended September 30, 2008, the airport services business generated gross profit of $265.2 million and EBITDA of $107.5 million including all locations. Excluding non-cash losses on derivatives in both 2007 and 2008, EBITDA at existing locations would have declined by 6.5% and would have increased by 28% for all locations.

The fundamental drivers of long-term growth remain intact despite what appears to be a cyclical downturn in the industry. Improved access to general aviation and the challenges facing commercial aviation, including higher ticket costs and declining enplanements, are expected to help sustain the attractiveness of general aviation.

Fuel volumes are a function of the number of aircraft in service and the number of hours those aircraft are flown. New aircraft deliveries are expected to increase the size of the U.S. fleet by 3% in 2008, net of a normal number of aircraft retirements. The Company believes that fleet growth may be partially offset by an increase in the number of aircraft available for sale, although increases in used aircraft inventories historically have led to lower prices and aircraft ownership by a broader community.

Bulk Liquid Storage Terminal Business - Performance and Outlook

The Company’s bulk liquid storage terminal business declared a dividend of $14.0 million, $7.0 million of which was payable to MIC, for the third quarter. MIC accrued the dividend at quarter-end and received the cash on October 24. As an owner of 50% of the business, MIC does not consolidate the financial results of the bulk liquid storage terminal business with those of its other businesses.

MIC expects to receive a fixed dividend of $7.0 million for the fourth quarter of 2008 as well. For the first quarter in 2009 and thereafter, MIC expects to receive a variable dividend based on half of the cash generated by operating activities less half of the maintenance and environmental capital expenditures of the business.

Terminal revenue increased 26% over the third quarter in 2007 to $76.1 million. The increase was the result of higher average storage rates, and an increase in rented storage capacity resulting from completion of tank construction projects including the Geismar Logistics Center. Terminal gross profit increased 39% over the third quarter in 2007.

Included in the business’ $10.5 million net income for the quarter was a non-cash loss of $4.8 million on changes in the value of derivative instruments (interest rate hedges). The loss was the result of falling long-term interest rates during the third quarter. Beginning in the fourth quarter the business will apply hedge accounting to its interest rate derivatives thereby substantially reducing the volatility in reported earnings and EBITDA stemming from fluctuations in interest rates.

Cash flow from operating activities for the first nine months of 2008 increased to $76.5 million from $69.0 million in 2007, despite increases in working capital resulting from a significant increase in environmental response services.

Reported EBITDA for the third quarter increased to $36.1 million from $11.6 million in 2007. Excluding the impact of non-cash gains and losses on derivatives in both periods, EBITDA would have increased by 70%.

Through nine months the bulk liquid storage terminal business generated gross profit and EBITDA of $119.6 million and $95.9 million, respectively. Excluding the unrealized gains on derivatives in both years, EBITDA would have increased by 65%.

The financial performance of the bulk liquid storage terminal business is expected to continue to improve as inflation escalators generate revenue growth from existing contracts and storage tanks currently under construction become operational.

Approximately $490.5 million of growth capital expenditure commitments have been made since the beginning of 2006 excluding $8.0 million of projects initiated prior to MIC’s investment. The projects, for which funding is in place, are expected to generate annual gross profit and EBITDA of $64.3 million.

The business anticipates incurring higher than normal maintenance capital expenditures related to a mandated program of tank cleaning and inspections in 2008 and 2009. Maintenance and environmental capital expenditures, including the cleaning and inspection program, are expected to be approximately $50.8 million in 2008. Projected maintenance and environmental capital expenditures for 2009 are in a range of between $52.0 million and $56.0 million, based on the number of tank cleanings and inspections concluded to date.

Gas Production and Distribution Business - Performance and Outlook

The Company’s gas production and distribution business grew total contribution margin (revenue less cost of revenue, excluding production and transmission and distribution) by 15% over the third quarter of 2007 to $16.7 million. The total volume of gas products sold by the utility and non-utility segments combined declined during the third quarter by slightly over 2% versus the prior year. The decline was driven in part by reduced economic activity primarily related to a decline in tourism in Hawaii. Year to date the volume of gas products sold has declined by less than 2% compared to 2007.

Revenue and contribution margin increases in both utility and non-utility operations were partially offset by higher input/product costs (feedstock and LPG) and higher operating expenses.

The business generated EBITDA of $7.0 million for the third quarter. Excluding non-cash gains and losses on derivative instruments in the current and prior comparable periods, EBITDA would have increased by approximately 41%.

Through nine months in 2008 contribution margin grew 9% compared to the same period in 2007. Reported EBITDA increased by $3.2 million to $20.9 million. Excluding non-cash losses on derivative instruments in both periods, EBITDA would have increased by 17%.

The rate of population growth and the level of tourism in Hawaii drive growth in gas product sales. The state forecasts population growth of about 1% over the medium term. Tourist landings year to date have declined by approximately 17% compared to 2007 according to the Hawaii State Department of Business, Economic Development & Tourism.

District Energy Business - Performance and Outlook

Gross profit at the district energy business increased by 1.5% to $6.2 million. Reported EBITDA for the quarter was $6.8 million. EBITDA in the third quarter of 2007 was negative as a result of a $17.7 million non-recurring expense in connection the refinancing of the business’ primary debt facility.

Capacity revenue grew with the step-up in inflation-linked rate escalators. A cooler third quarter compared with the same period in 2007 resulted in a decrease in consumption revenue of 1%.

Year to date, the business generated an increase in gross profit of approximately 2%. Excluding the effect of the debt refinancing costs incurred in the third quarter of 2007, EBITDA was relatively unchanged year over year.

The Company expects continued stable performance from its district energy business, assuming a historically normal level of demand for cooling in Chicago.

The district energy business signed one new contract during the third quarter for approximately 700 tons of cooling.

Airport Parking Business - Performance and Outlook

Gross profit at the airport parking business decreased 31% to $3.3 million in the third quarter of 2008 compared with the third quarter in 2007. EBITDA decreased by $1.4 million to $2.7 million for the same period.

The number of cars exiting our facilities, declined 7.2% compared with the prior comparable quarter. The impact on revenue was partially offset by an increase in the average ticket price of about 1%. A year to date decline in cars exiting our facilities of 3.4% is consistent with the overall decline in enplanements stemming from commercial airline capacity reductions.

Management has successfully implemented price increases in those markets where demand has been strongest and undertaken marketing initiatives that are expected to drive increases in activity, particularly through internet partners.

Selling, general and administrative costs were higher primarily as a result of costs incurred in connection with certain outsourcing and relocation initiatives.

For the nine months ended September 30, EBITDA decreased to $7.9 million from $12.4 million in 2007. Excluding unrealized gains on derivative instruments in both years, EBITDA would have declined by 37%.

Revenue generated in the airport parking business is driven in part by the rate of commercial airline enplanements. Higher travel costs and reduced economic activity compared to 2007 have reduced enplanement numbers this year. As a result, revenue generated by the airport parking business has declined. These trends have continued during the third quarter and we expect them to continue at least through the remainder of the year.

CONFERENCE CALL AND WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday, November 6, 2008 to review the Company’s results.

How: To listen to the conference call please dial +1(877) 795-3604 (domestic) or +1(719) 325-4835 (international) at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a live webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of November 6, 2008 prior to the conference call. A link to the slides will be located in the “Events” section of the MIC homepage.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on November 6, 2008 through November 20, 2008, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 4020386. An online archive of the webcast will be available on the Company’s website for one year following the call.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a 50% indirect interest in a bulk liquid storage terminal business, a gas production and distribution business, a district energy business, and an airport parking business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, changes in general economic or business conditions, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, automobile usage, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group, environmental risks and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Alex Doughty Corporate Communications Macquarie Infrastructure Company (212) 231-1710

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
($ in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,884	$57,473
Restricted cash	1,311	1,335
Accounts receivable, less allowance for doubtful accounts
of $2,093 and $2,380, respectively	90,659	94,541
Dividends receivable	7,000	7,000
Other receivables	106	445
Inventories	20,694	18,219
Prepaid expenses	8,793	10,418
Deferred income taxes	9,330	9,330
Land - available for sale	11,931	-
Other	11,790	11,706

Total current assets	202,498	210,467

Property, equipment, land and leasehold improvements, net	703,842	674,952
Restricted cash	19,863	19,363
Equipment lease receivables	36,839	38,834
Investment in unconsolidated business	201,209	211,606
Goodwill	781,253	770,108
Intangible assets, net	853,775	857,345
Deferred costs on acquisitions	-	278
Deferred financing costs, net of accumulated amortization	24,969	28,040
Other	3,789	2,036

Total assets	$2,828,037	$2,813,029

Liabilities and members' equity
Current liabilities:
Due to manager - related party	$2,779	$5,737
Accounts payable	62,532	59,303
Accrued expenses	30,828	31,184
Current portion of notes payable and capital leases	1,762	5,094
Current portion of long-term debt	201,385	162
Fair value of derivative instruments	24,921	14,224
Customer deposits	5,592	9,481
Other	10,423	8,330

Total current liabilities	340,222	133,515

Notes payable and capital leases, net of current portion	2,434	2,964
Long-term debt, net of current portion	1,320,950	1,426,494
Deferred income taxes	204,314	202,683
Fair value of derivative instruments	34,557	42,832
Other	32,542	30,817

Total liabilities	1,935,019	1,839,305

Minority interests	6,234	7,172

Commitments and contingencies	-	-

Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 44,948,694 LLC interests issued and outstanding at September 30, 2008 and 44,938,380 LLC interests
issued and outstanding at December 31, 2007	965,946	1,052,062
Accumulated other comprehensive loss	(33,553)	(33,055)
Accumulated deficit	(45,609)	(52,455)

Total members’ equity	886,784	966,552

Total liabilities and members’ equity	$2,828,037	$2,813,029

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share data)

	Quarter Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenue
Revenue from product sales	$152,060	$121,734	$478,219	$302,080
Revenue from product sales - utility	36,060	23,871	97,317	68,982
Service revenue	87,714	74,700	263,171	192,947
Financing and equipment lease income	1,164	1,221	3,537	3,704

Total revenue	276,998	221,526	842,244	567,713

Costs and expenses
Cost of product sales	109,801	77,069	337,819	188,467
Cost of product sales - utility	31,161	19,151	82,175	53,358
Cost of services	33,070	31,075	98,615	80,740
Selling, general and administrative	57,426	50,632	182,928	128,174
Fees to manager - related party	2,737	5,437	11,872	59,962
Depreciation	7,101	5,035	20,139	13,088
Amortization of intangibles	10,563	9,219	32,206	23,151

Total operating expenses	251,859	197,618	765,754	546,940

Operating income	25,139	23,908	76,490	20,773

Other income (expense)
Interest income	268	2,062	1,038	4,986
Interest expense	(26,114)	(21,779)	(77,616)	(57,050)
Loss on extinguishment of debt	-	(17,708)	-	(17,708)
Equity in earnings (losses) and amortization
charges of investee	4,051	(1,659)	10,603	661
Loss on derivative instruments	(765)	(2,227)	(1,651)	(1,566)
Other income (expense), net	6	296	661	(348)
Net income (loss) before income taxes and	2,585	(17,107)	9,525	(50,252)
minority interests
(Provision) benefit for income taxes	(2,254)	(971)	(3,254)	14,907

Net income (loss) before minority interests	331	(18,078)	6,271	(35,345)

Minority interests	(167)	(86)	(575)	(183)

Net income (loss)	$498	$(17,992)	$6,846	$(35,162)

Basic earnings (loss) per share:	$0.01	$(0.41)	$0.15	$(0.89)
Weighted average number of shares
outstanding: basic	44,948,694	43,357,300	44,942,859	39,515,104
Diluted earnings (loss) per share:	$0.01	$(0.41)	$0.15	$(0.89)
Weighted average number of shares
outstanding: diluted	44,962,809	43,357,300	44,955,236	39,515,104
Cash distributions declared per share	$0.645	$0.605	$1.925	$1.765

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Nine Months Ended
	September 30, 2008	September 30, 2007
Operating activities
Net income (loss)	$6,846	$(35,162)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	28,359	20,694
Amortization of intangible assets	32,206	23,151
Equity in earnings and amortization charges of investee	(10,603)	(661)
Equity distributions from investee	10,603	661
Amortization of debt financing costs	4,941	4,505
Non-cash derivative loss (gain), net of non-cash interest expense	1,897	(276)
Base and performance fees settled, and to be settled, in LLC interests	2,737	43,962
Equipment lease receivable, net	1,621	1,838
Deferred rent	1,535	1,864
Deferred taxes	1,904	(19,771)
Other non-cash expenses, net	83	1,141
Non-operating losses relating to foreign investments	-	2,847
Loss on extinguishment of debt	-	17,708
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	24	(399)
Accounts receivable	(3,436)	(9,556)
Inventories	(2,027)	(348)
Prepaid expenses and other current assets	4,944	1,623
Due to manager - related party	(5,695)	1,201
Accounts payable and accrued expenses	(110)	18,194
Income taxes payable	(1,530)	5,177
Other, net	828	1,250
Net cash provided by operating activities	75,127	79,643

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(53,338)	(658,939)
Costs of dispositions	-	(322)
Proceeds from sale of equity investment	-	84,977
Proceeds from sale of investment, net of cash divested	1,861	-
Settlements of non-hedging derivative instruments	-	(2,013)
Purchases of property, equipment, land and leasehold improvements	(52,587)	(33,097)
Return of investment in unconsolidated business	10,397	20,339
Other	223	-
Net cash used in investing activities	(93,444)	(589,055)

Financing activities
Proceeds from issuance of shares	-	252,739
Proceeds from long-term debt	5,000	456,625
Proceeds from line of credit facilities	87,800	64,603
Offering and equity raise costs paid	(65)	(11,150)
Distributions paid to holders of LLC interests	(86,520)	(70,051)
Distributions paid to minority shareholders	(363)	(464)
Payment of long-term debt	(120)	(120,115)
Debt financing costs paid	(1,874)	(8,057)
Make-whole payment under refinancing	-	(14,695)
Change in restricted cash	(501)	(2,863)
Payment of notes and capital lease obligations	(1,629)	(1,792)
Net cash provided by financing activities	1,728	544,780

Net change in cash and cash equivalents	(16,589)	35,368

Cash and cash equivalents, beginning of period	57,473	37,388

Cash and cash equivalents, end of period	$40,884	$72,756

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued acquisition and equity offering costs	$-	$683

Accrued purchases of property and equipment	$1,226	$2,695

Acquisition of equipment through capital leases	$490	$30

Issuance of LLC interests to manager for payment of performance fees	$-	$957

Issuance of LLC interests to independent directors	$450	$450

Taxes paid	$3,044	$2,525

Interest paid (including make-whole payment under refinancing)	$73,148	$66,244

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
($ in thousands)

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2008	2007	$	%	2008	2007	$	%

Net income (loss)	$498	$(17,992)			$6,846	$(35,162)
Interest expense, net	25,846	19,717			76,578	52,064
Provision (benefit) for income taxes	2,254	971			3,254	(14,907)
Depreciation (1)	7,101	5,035			20,139	13,088
Depreciation - cost of services (1)	2,709	2,630			8,220	7,606
Amortization (2)	10,563	9,219			32,206	23,151
EBITDA	$48,971	$19,580	29,391	150.1	$147,243	$45,840	101,403	NM

NM - Not meaningful

(1)
Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services do not include step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investee in our consolidated condensed statements of operations.

(2)
Amortization does not include step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investee in our consolidated condensed statements of operations.

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA AND
SEGMENT REVENUE TO CONTRIBUTION MARGIN

Airport Services - Existing Locations
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	104,321	104,513	(192)	(0.2)	280,621	248,049	32,572	13.1
Non-fuel revenue	41,630	39,072	2,558	6.5	108,258	99,072	9,186	9.3
Total revenue	145,951	143,585	2,366	1.6	388,879	347,121	41,758	12.0

Cost of revenue
Cost of revenue — fuel	75,052	64,561	(10,491)	(16.2)	196,937	149,477	(47,460)	(31.8)
Cost of revenue — non-fuel	4,187	5,038	851	16.9	11,355	11,131	(224)	(2.0)
Total cost of revenue	79,239	69,599	(9,640)	(13.9)	208,292	160,608	(47,684)	(29.7)

Fuel gross profit	29,269	39,952	(10,683)	(26.7)	83,684	98,572	(14,888)	(15.1)
Non-fuel gross profit	37,443	34,034	3,409	10.0	96,903	87,941	8,962	10.2
Gross profit	66,712	73,986	(7,274)	(9.8)	180,587	186,513	(5,926)	(3.2)

Selling, general and administrative expenses	40,128	41,840	1,712	4.1	101,469	101,570	101	0.1
Depreciation and amortization	12,061	11,556	(505)	(4.4)	28,337	27,973	(364)	(1.3)
Operating income	14,523	20,590	(6,067)	(29.5)	50,781	56,970	(6,189)	(10.9)

Interest expense, net	(12,908)	(11,643)	(1,265)	(10.9)	(29,912)	(28,172)	(1,740)	(6.2)
Other (expense) income	(32)	(27)	(5)	(18.5)	222	(87)	309	NM
Unrealized losses on derivative instruments	(502)	(1,954)	1,452	74.3	(971)	(2,031)	1,060	52.2
Income tax provision	(435)	(2,761)	2,326	84.2	(8,107)	(10,576)	2,469	23.3
Net income (1)	646	4,205	(3,559)	(84.6)	12,013	16,104	(4,091)	(25.4)

Reconciliation of net income to EBITDA:
Net income (1)	646	4,205			12,013	16,104
Interest expense, net	12,908	11,643			29,912	28,172
Income tax provision	435	2,761			8,107	10,576
Depreciation and amortization	12,061	11,556			28,337	27,973
EBITDA	26,050	30,165	(4,115)	(13.6)	78,369	82,825	(4,456)	(5.4)

NM - Not meaningful

(1)	Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Services - All Locations
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	128,565	104,513	24,052	23.0	408,042	248,049	159,993	64.5
Non-fuel revenue	52,772	39,072	13,700	35.1	170,990	99,072	71,918	72.6
Total revenue	181,337	143,585	37,752	26.3	579,032	347,121	231,911	66.8

Cost of revenue
Cost of revenue — fuel	92,894	64,561	(28,333)	(43.9)	286,690	149,477	(137,213)	(91.8)
Cost of revenue — non-fuel	6,433	5,038	(1,395)	(27.7)	27,101	11,131	(15,970)	(143.5)
Total cost of revenue	99,327	69,599	(29,728)	(42.7)	313,791	160,608	(153,183)	(95.4)

Fuel gross profit	35,671	39,952	(4,281)	(10.7)	121,352	98,572	22,780	23.1
Non-fuel gross profit	46,339	34,034	12,305	36.2	143,889	87,941	55,948	63.6
Gross profit	82,010	73,986	8,024	10.8	265,241	186,513	78,728	42.2

Selling, general and administrative expenses	49,989	41,840	(8,149)	(19.5)	156,922	101,570	(55,352)	(54.5)
Depreciation and amortization	15,242	11,556	(3,686)	(31.9)	44,366	27,973	(16,393)	(58.6)
Operating income	16,779	20,590	(3,811)	(18.5)	63,953	56,970	6,983	12.3

Interest expense, net	(15,751)	(11,643)	(4,108)	(35.3)	(47,032)	(28,172)	(18,860)	(66.9)
Other (expense) income	(27)	(27)	-	-	283	(87)	370	NM
Unrealized losses on derivative instruments	(578)	(1,954)	1,376	70.4	(1,133)	(2,031)	898	44.2
Income tax provision	(170)	(2,761)	2,591	93.8	(6,476)	(10,576)	4,100	38.8
Net income (1)	253	4,205	(3,952)	(94.0)	9,595	16,104	(6,509)	(40.4)

Reconciliation of net income to EBITDA:
Net income (1)	253	4,205			9,595	16,104
Interest expense, net	15,751	11,643			47,032	28,172
Income tax provision	170	2,761			6,476	10,576
Depreciation and amortization	15,242	11,556			44,366	27,973
EBITDA	31,416	30,165	1,251	4.1	107,469	82,825	24,644	29.8

NM - Not meaningful

(1)	Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Bulk Liquid Storage Terminals
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Terminal revenue	76,062	60,563	15,499	25.6	223,185	181,465	41,720	23.0
Environmental response revenue	28,432	5,785	22,647	NM	37,933	18,490	19,443	105.2
Total revenue	104,494	66,348	38,146	57.5	261,118	199,955	61,163	30.6

Costs and expenses
Terminal operating costs	36,076	31,802	(4,274)	(13.4)	114,061	98,217	(15,844)	(16.1)
Environmental response operating costs	19,564	4,449	(15,115)	NM	27,459	14,528	(12,931)	(89.0)
Total operating costs	55,640	36,251	(19,389)	(53.5)	141,520	112,745	(28,775)	(25.5)

Terminal gross profit	39,986	28,761	11,225	39.0	109,124	83,248	25,876	31.1
Environmental response gross profit	8,868	1,336	7,532	NM	10,474	3,962	6,512	164.4
Gross profit	48,854	30,097	18,757	62.3	119,598	87,210	32,388	37.1

General and administrative expenses	8,267	6,335	(1,932)	(30.5)	21,462	18,002	(3,460)	(19.2)
Depreciation and amortization	11,303	8,912	(2,391)	(26.8)	31,960	26,474	(5,486)	(20.7)
Operating income	29,284	14,850	14,434	97.2	66,176	42,734	23,442	54.9

Interest expense, net	(6,909)	(3,244)	(3,665)	(113.0)	(16,801)	(10,612)	(6,189)	(58.3)
Loss on extinguishment of debt	-	-	-	-	-	(12,569)	12,569	NM
Other income	110	369	(259)	(70.2)	1,861	4,297	(2,436)	(56.7)
Unrealized losses on derivative instruments	(4,792)	(12,467)	7,675	61.6	(4,502)	(8,040)	3,538	44.0
Provision for income taxes	(7,412)	(377)	(7,035)	NM	(18,874)	(7,105)	(11,769)	(165.6)
Minority interest	185	(83)	268	NM	442	(58)	500	NM
Net income (loss)	10,466	(952)	11,418	NM	28,302	8,647	19,655	NM

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	10,466	(952)			28,302	8,647
Interest expense, net	6,909	3,244			16,801	10,612
Provision for income taxes	7,412	377			18,874	7,105
Depreciation and amortization	11,303	8,912			31,960	26,474
EBITDA	36,090	11,581	24,509	NM	95,937	52,838	43,099	81.6

NM - Not meaningful

Gas Production and Distribution
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Contribution margin
Revenue — utility	36,060	23,871	12,189	51.1	97,317	68,982	28,335	41.1
Cost of revenue — utility	28,212	16,261	(11,951)	(73.5)	74,014	45,860	(28,154)	(61.4)
Contribution margin — utility	7,848	7,610	238	3.1	23,303	23,122	181	0.8

Revenue — non-utility	23,495	17,221	6,274	36.4	70,177	54,031	16,146	29.9
Cost of revenue — non-utility	14,613	10,273	(4,340)	(42.2)	44,381	32,078	(12,303)	(38.4)
Contribution margin — non-utility	8,882	6,948	1,934	27.8	25,796	21,953	3,843	17.5

Total contribution margin	16,730	14,558	2,172	14.9	49,099	45,075	4,024	8.9

Production	1,539	1,344	(195)	(14.5)	4,051	3,676	(375)	(10.2)
Transmission and distribution	3,705	3,780	75	2.0	10,858	10,733	(125)	(1.2)

Selling, general and administrative expenses	4,444	4,361	(83)	(1.9)	13,280	12,471	(809)	(6.5)
Depreciation and amortization	1,677	1,648	(29)	(1.8)	5,009	5,045	36	0.7
Operating income	5,365	3,425	1,940	56.6	15,901	13,150	2,751	20.9

Interest expense, net	(2,354)	(2,279)	(75)	(3.3)	(7,025)	(6,811)	(214)	(3.1)
Other income (expense)	41	(35)	76	NM	213	(69)	282	NM
Unrealized losses on derivative instruments	(73)	(198)	125	63.1	(223)	(397)	174	43.8
Income tax provision	(1,166)	(358)	(808)	NM	(3,471)	(2,300)	(1,171)	(50.9)
Net income (1)	1,813	555	1,258	NM	5,395	3,573	1,822	51.0

Reconciliation of net income to EBITDA:
Net income (1)	1,813	555			5,395	3,573
Interest expense, net	2,354	2,279			7,025	6,811
Income tax provision	1,166	358			3,471	2,300
Depreciation and amortization	1,677	1,648			5,009	5,045
EBITDA	7,010	4,840	2,170	44.8	20,900	17,729	3,171	17.9

NM - Not meaningful

(1)	Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Cooling capacity revenue	4,850	4,788	62	1.3	14,484	14,077	407	2.9
Cooling consumption revenue	10,654	10,760	(106)	(1.0)	18,495	19,422	(927)	(4.8)
Other revenue	752	671	81	12.1	2,201	2,088	113	5.4
Finance lease revenue	1,164	1,221	(57)	(4.7)	3,537	3,704	(167)	(4.5)
Total revenue	17,420	17,440	(20)	(0.1)	38,717	39,291	(574)	(1.5)
Direct expenses — electricity	6,982	7,073	91	1.3	11,984	12,857	873	6.8
Direct expenses — other (1)	4,247	4,267	20	0.5	13,200	13,143	(57)	(0.4)
Direct expenses — total	11,229	11,340	111	1.0	25,184	26,000	816	3.1
Gross profit	6,191	6,100	91	1.5	13,533	13,291	242	1.8
Selling, general and administrative expenses	740	633	(107)	(16.9)	2,498	2,223	(275)	(12.4)
Amortization of intangibles	345	345	-	-	1,027	1,023	(4)	(0.4)
Operating income	5,106	5,122	(16)	(0.3)	10,008	10,045	(37)	(0.4)
Interest expense, net	(2,609)	(2,243)	(366)	(16.3)	(7,761)	(6,502)	(1,259)	(19.4)
Loss on extinguishment of debt	-	(17,708)	17,708	NM	-	(17,708)	17,708	NM
Other income	45	354	(309)	(87.3)	155	548	(393)	(71.7)
Unrealized gains on derivative instruments	10	-	10	NM	28	-	28	NM
Income tax provision	(623)	(1,151)	528	45.9	(516)	(1,369)	853	62.3
Minority interest	(147)	(141)	(6)	(4.3)	(437)	(413)	(24)	(5.8)
Net income (loss) (2)	1,782	(15,767)	17,549	111.3	1,477	(15,399)	16,876	109.6

Reconciliation of net income (loss) to EBITDA:
Net income (loss) (2)	1,782	(15,767)			1,477	(15,399)
Interest expense, net	2,609	2,243			7,761	6,502
Income tax provision	623	1,151			516	1,369
Depreciation	1,402	1,446			4,354	4,317
Amortization of intangibles	345	345			1,027	1,023
EBITDA	6,761	(10,582)	17,343	163.9	15,135	(2,188)	17,323	NM

NM - Not meaningful

(1)	Includes depreciation expense.
(2)	Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Parking
($ in thousands) (unaudited)

	Q3 2008	Q3 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue	18,686	19,409	(723)	(3.7)	57,001	58,288	(1,287)	(2.2)
Direct expenses (1)	15,409	14,696	(713)	(4.9)	46,330	43,608	(2,722)	(6.2)
Gross profit	3,277	4,713	(1,436)	(30.5)	10,671	14,680	(4,009)	(27.3)
Selling, general and administrative expenses	2,308	2,026	(282)	(13.9)	7,914	6,419	(1,495)	(23.3)
Amortization of intangibles	400	705	305	43.3	1,943	2,198	255	11.6
Operating income	569	1,982	(1,413)	(71.3)	814	6,063	(5,249)	(86.6)
Interest expense, net	(3,741)	(4,032)	291	7.2	(11,377)	(12,019)	642	5.3
Other income (expense)	2	(7)	9	128.6	62	141	(79)	(56.0)
Unrealized gains (losses) on derivative instruments	88	(43)	131	NM	246	66	180	NM
Income tax benefit	1,185	828	357	43.1	3,956	2,280	1,676	73.5
Minority interest	314	227	87	38.3	1,012	596	416	69.8
Net loss (2)	(1,583)	(1,045)	(538)	(51.5)	(5,287)	(2,873)	(2,414)	(84.0)

Reconciliation of net loss to EBITDA:
Net loss (2)	(1,583)	(1,045)			(5,287)	(2,873)
Interest expense, net	3,741	4,032			11,377	12,019
Income tax benefit	(1,185)	(828)			(3,956)	(2,280)
Depreciation	1,307	1,184			3,866	3,289
Amortization of intangibles	400	705			1,943	2,198
EBITDA	2,680	4,048	(1,368)	(33.8)	7,943	12,353	(4,410)	(35.7)

NM - Not meaningful

(1)	Includes depreciation expense.
(2)	Corporate allocation expense and other intercompany fees, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.